Exhibit 99.1

ATLANTIC AMERICAN REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 11, 2018 - Atlantic American Corporation (Nasdaq- AAME) today reported a first quarter 2018 net loss of $5.0 million, or $0.25 per common share, as compared to a net loss of $0.2 million, or $0.02 per common share, in the first quarter of 2017.  The increase in net loss during the first quarter of 2018 was primarily due to the impact of a newly adopted accounting standard effective January 1, 2018.  This accounting standard requires changes in the fair value of investments in equity securities to be reported in net income on the statement of operations.  Under previous accounting guidelines, changes in the fair values of equity securities were recognized in other comprehensive income on the balance sheet.  As a result, net unrealized losses on equity securities reported in net loss on the income statement were $4.4 million during the first quarter of 2018 compared to nil for the first quarter of 2017 in accordance with then-applicable accounting guidelines.  Total insurance premiums for the quarter ended March 31, 2018 increased 3.5% to $42.2 million as compared to $40.8 million in the first quarter of 2017, due primarily to increased Medicare supplement premiums in the life and health operation.  Operating loss for the first quarter of 2018 was $2.3 million compared to $1.2 million in the first quarter of 2017.  The increase in operating loss for the quarter was primarily attributable to higher than expected levels of claims in the life and health operation.  Most notable were the early season Medicare supplement Part B deductible expenses which are principally incurred in the first quarter.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We continue to move forward with great optimism and confidence in our business strategies.  Diversification of our sales portfolio in both the individual and group market continues to be a primary focus.  Our Worksite/Group division is experiencing an encouraging level of sales and has released a full suite of products to offer in the upcoming sales season.  We expect that the increased level of Medicare supplement benefit expenses we experienced in the first quarter will moderate as the rate increases implemented in prior year earn out, thus allowing us to return to expected levels of profitability throughout the remainder of the year.  Our property and casualty operations continue to perform well and we look forward to better quarters in the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2018	2017
Insurance premiums
Life and health	$29,495	$27,691
Property and casualty	12,707	13,091
Investment income	2,359	2,159
Realized investment gains, net	370	883
Unrealized losses on equity securities, net	(4,419)	-
Other income	28	35

Total revenue	40,540	43,859

Insurance benefits and losses incurred
Life and health	23,995	21,713
Property and casualty	9,177	8,284
Commissions and underwriting expenses	10,019	10,614
Interest expense	462	409
Other expense	3,238	3,186

Total benefits and expenses	46,891	44,206

Loss before income taxes	(6,351)	(347)
Income tax benefit	(1,327)	(126)

Net loss	$(5,024)	$(221)

Loss per common share (basic and diluted)	$(0.25)	$(0.02)

Reconciliation of Non-GAAP Financial Measure

Net loss	$(5,024)	$(221)
Income tax benefit	(1,327)	(126)
Realized investment gains, net	(370)	(883)
Unrealized losses on equity securities, net	4,419	-

Operating loss	$(2,302)	$(1,230)

Selected Balance Sheet Data	March 31, 2018	December 31, 2017

Total cash and investments	$254,266	$272,058
Insurance subsidiaries	236,776	244,754
Parent and other	17,490	27,304
Total assets	325,810	343,239
Insurance reserves and policyholder funds	172,952	173,583
Debt	33,738	33,738
Total shareholders' equity	101,724	112,983
Book value per common share	4.72	5.26
Statutory capital and surplus
Life and health	31,660	34,135
Property and casualty	43,194	43,348